UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 8, 2025

AERSALE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-38801	84-3976002
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

9850 NW 41st Street, Suite 400

Doral, FL 33178

(Address of principal executive offices)

Registrant’s telephone number, including area code:

(305) 764-3200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	ASLE	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events

As previously disclosed by AerSale Corporation (the “Company”), in April 2024, one of the Company’s leased secondary parts warehouses in Roswell, New Mexico, was destroyed by a fire. Inside the warehouse were various aircraft parts inventory typically sold by the Company as used service material (“USM”). AerSale carries insurance covering this inventory, with a limit of $100 million and a $10,000 deductible and submitted a claim for the replacement value of that parts inventory which was destroyed or rendered not sellable by the fire in the amount of approximately $67 million (the “Claim”). The cost basis of the destroyed parts inventory is $6.0 million; accordingly, since the insurance claim had yet to be paid as of September 30, 2024, the Company recorded an impairment of $6.0 million and a $6.0 million non-trade receivable in the Company’s condensed consolidated balance sheets as of September 30, 2024.

On December 9, 2024, the Company executed an agreement whereby the insurance carriers agreed to make a good faith payment on the Claim in the amount of $37.0 million (the “Advance”). The final valuation of the Claim is still under review.

As of the date of this release, the Company received Advance payments totaling approximately $34.6 million. The Company is in active discussions with the insurance carriers in order to provide the additional information needed to receive the outstanding balances. The Company believes it is probable that it will recover additional amounts up to the amount of its Claim, but any remaining payments depend on the final valuation of the insurance carriers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AERSALE CORPORATION

Date: Januery 8, 2025	By:	/s/ James Fry
	Name:	James Fry
	Title:	Executive Vice President, General Counsel & Corporate Secretary